Exhibit (99.1)

EASTMAN KODAK COMPANY

Media Contact:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com

Investor Relations Contacts:
Angela Nash, Kodak, +1 585-724-0982, angela.nash@kodak.com
Sandra Rowland, Kodak, +1 585-724-5147, sandra.rowland@kodak.com

Kodak Announces Debra Lee Will Not Seek Re-election to Board of Directors

ROCHESTER, N.Y., March 16 – Eastman Kodak Company (NYSE:EK) today announced that Debra L. Lee has decided, for personal reasons, not to stand for re-election to its Board of Directors in 2011.
Ms. Lee, 56, is presently Chairman and Chief Executive Officer of BET Networks. She has been a Kodak board member since 1999 and participates on the Board’s Audit and Finance committees.
Ms. Lee, will continue to serve as a Director of Kodak until the company's 2011 annual meeting of shareholders, on May 11.
"In her 12 years as a member of our Board, Debi has made considerable contributions to Kodak and to the digital transformation of our company," said Antonio M. Perez, Kodak's Chairman and Chief Executive Officer. "We have benefitted from her deep knowledge of strategic planning, corporate finance and consumer marketing. We thank Debi for her exceptional service, and we look forward to continuing to benefit from her knowledge during the remainder of her term."
Commenting on her decision not to seek re-election, Ms. Lee noted, “I am proud of the progress that we have achieved to date in Kodak’s historic business transformation. A new company is emerging, and Antonio and his leadership team are taking the right actions to complete the transformation and to position Kodak for sustained profitability.”

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2011